Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement, made the nineteenth of December, 2007, is effective as of January 1, 2008, by and between Coventry Health Care, Inc., a Delaware corporation (the “Company”), and Shawn M. Guertin (the “Executive”).

WHEREAS, the Company employs the Executive as its Executive Vice President, Chief Financial Officer, pursuant to an Employment Agreement dated January 1, 2005, and the parties desire to amend the terms of such employment as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement (“Agreement”), the parties hereby agree as follows:

1.	TERM AND DUTIES

1.1 The term of this Agreement will commence as of January 1, 2008, shall continue through December 31, 2010 (the “Initial Term”), and will continue on a year-to-year basis thereafter (the “Renewal Term”).

1.2 Executive shall serve as Executive Vice President, Chief Financial Officer, shall report to the Chief Executive Officer and shall be responsible for broad executive responsibilities in the general management area, including, but not limited to, the establishment and implementation of policies and directives, formulation of company goals and objectives, effective management of employees, and such other powers and duties normally associated with such position or as may be delegated or assigned to the Executive by the Company's Chief Executive Officer. During the Initial or Renewal Term of the Agreement, the Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed.

2.	COMPENSATION AND BENEFITS

2.1 The Company shall pay the Executive a base salary (“Base Salary”) of not less than Five Hundred Seventy Thousand Dollars ($570,000) per annum, subject to applicable withholdings. The Base Salary shall be payable according to the customary payroll practices of the Company. The Base Salary shall be reviewed annually and shall be subject to increase by the Board of Directors (or the Compensation and Benefits Committee of the Board (“Committee”)) from time to time.

2.2 The Executive shall be eligible for an annual bonus (“Bonus”) in accordance with the Company’s Performance Based 162(m) Plan.

2.3 The terms and conditions of all stock options and restricted share awards previously granted to Executive shall remain in full force and effect.

2.4        The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program for salaried employees, including, without limitation, all plans developed for executive officers of the Company. These plans or programs may include group hospitalization, health care, dental care, vision care, life or other insurance, tax qualified retirement, savings, thrift and profit sharing plans, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, deferred compensation plans, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers.

2.5	The Executive will be entitled to four (4) weeks of annual paid vacation.

2.6 The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties upon proper documentation in accordance with Company policies. In addition, Executive shall be entitled to a discretionary monthly car allowance, payable on a grossed-up basis.

3.	DEATH AND DISABILITY COMPENSATION

3.1 In the event of the Executive’s death during the Initial or Renewal Term, the Agreement terminates and all payments under the Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive's beneficiaries:

(a)        any earned but unpaid base salary and a lump sum payment equal to the average annual bonus compensation of the two (2) calendar years immediately preceding the death of Executive; and

(b)        for twenty-four (24) months following the date of the Executive's death, the Company shall pay the cost of medical, dental, and vision insurance premiums for family members covered by Executive as of the Executive's death, subject to a formal election by the eligible family members; and

(c)        the Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement.

In addition, all stock options and restricted stock granted to Executive will vest in full.

3.2 Notwithstanding the short-term disability of the Executive, the Company will continue to pay the Executive pursuant to Section 2 hereof during the Initial or Renewal Term, unless the Executive's employment is earlier terminated in accordance with this Agreement. In the event the Executive becomes disabled (as defined by the Company’s long-term disability plan), the Executive’s employment will be terminated and the Company will pay the Executive the following:

(a)        his regular installments of Base Salary, as of the time of termination, for a period not to exceed the commencement of payments under any Company provided long-term disability plan; and

(b)        a lump sum payment equal to the average annual bonus compensation of the two (2) calendar years immediately preceding the year of termination due to disability; and

(c)        for twenty-four (24) months following the date of the Executive's termination due to disability, the Company shall pay for the cost of the Executive's medical, dental, and vision insurance premiums as in effect at the date of the Executive's termination, subject to a formal election by the Executive; and

(d)        if the Executive is receiving disability benefits under the Company’s qualified long-term disability program, the Executive will receive an additional monthly payment equal to 60% of the Executive’s pre-disability earnings (as defined by the qualified long-term disability plan) less any monthly benefit paid under the qualified long-term disability program. Such payments shall continue to cessation of payments under the Company's qualified long-term disability program.

In addition, all stock options and restricted stock awards granted to Executive will vest in full.

3.3 During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health.

3.4 For purposes of this Agreement, the term “disabled” or “disability” will have the same meaning as is attributed to such term, or any substantially similar term, in the Company's long-term disability income plan as in effect from time to time. The Company's group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

4.	TERMINATION OF EMPLOYMENT

4.1 The Company may terminate this Agreement with or without cause at any time during the term of this Agreement with ninety (90) days prior written notice (“the Notice”). However, except in the case of the two (2) year period following a Change in Control (as hereinafter defined), if the Executive suffers a Termination Without Cause (hereinafter defined) or a Constructive Termination (as hereinafter defined), the Company will continue to pay the Executive the following:

(a)        for a period of twelve (12) months after Termination Without Cause or Constructive Termination, a monthly amount equal to 1/12th’s of the sum of the Executive's:

(i) Base Salary as in effect at the time of the termination, and

(ii) The average Bonus of the two (2) calendar years immediately preceding the year of termination; and

(b)        for twelve (12) months following such Termination Without Cause or Constructive Termination, the Company shall pay the cost of the Executive's medical, dental, and vision insurance premiums in effect at the date of termination, subject to a formal election by the Executive. In addition, the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

4.2 If the Executive suffers a Termination Without Cause or Constructive Termination within two (2) years following a Change in Control, the Company will pay to the Executive the following:

(a)	in a lump sum upon such termination an amount equal to 200% of the sum of the Executive's:

(i)	Base Salary as in effect at the time of the termination, and

(ii) The average Bonus of the two (2) calendar years immediately preceding the year of termination; and

(b)        for twenty-four (24) months following such Termination Without Cause or Constructive Termination following a Change of Control, the Company shall reimburse the Executive for the cost of the Executive's medical, dental, vision insurance premiums as in effect at the date of termination.

In addition, all equity granted to the Executive, including but not limited to: restricted stock, stock options and performance based stock, shall vest in full upon a Change of Control.

4.3 Executive may terminate his employment hereunder at any time during the term of this Agreement with ninety (90) days prior written notice (the “Notice”). If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company not due to a Constructive Termination, death or disability (as defined in Section 3.4) (a “Voluntary Termination”), then the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination, except earned but unpaid Base Salary through the date of termination, which will be paid in a lump sum. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and plans.

4.4	For purposes of this Employment Agreement, the following terms have the following meanings:

(a)        A “Change in Control” shall occur if at any time, substantially all of the assets of the Company are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of the Company, or if any “person” (as such term is used in Sections 13(d) or 14 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then existing outstanding securities of the Company.

(b)        “Constructive Termination” means termination by the Executive which follows (1) a reassignment of duties, responsibilities, title, or reporting relationships that are not at least the equivalent of his then current position as set forth in Section 1.2, or a material reduction in the compensation and benefits provided herein, or (2) the intentional or material breach by the Company of this Agreement, or (3) a reassignment, after a Change of Control, to a geographic location more than fifty (50) miles from the Executive’s primary office location. The Executive shall have a period of ninety (90) days after the occurrence of a condition defined in 4.4(b)(1) to (3) herein to notify the Company in writing that such condition constitutes grounds for a Constructive Termination, after which the Company shall have thirty (30) days to cure the condition. If the Company fails to cure within this thirty (30) day period, the Executive’s subsequent voluntary resignation within ninety (90) days following the occurrence of the underlying condition shall constitute a Constructive Termination. Executive’s failure to resign within the ninety (90) day period shall be deemed to be an irrevocable waiver of the right to assert Constructive Discharge for such condition.

(c)        “Termination With Cause” means termination by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to; (i) the Executive's indictment or conviction of a felony, (ii) the Executive's intentional perpetration of a fraud, theft, embezzlement or other acts of dishonesty, or (iii) the Executive's intentional breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders.

(d)        “Termination Without Cause” means termination by the Company other than due to the Executive's death or disability or Termination With Cause.

5.      EXCISE TAX

5.1 In the event any payment that is either received by the Executive or paid by the Company on his behalf, or any other benefit provided to Executive pursuant to the terms of any arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Payment”), is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5 if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed the lesser of A) 110% of the greatest amount that could be paid to Participant without giving rise to any Excise Tax (the “Safe Harbor Amount”) or B) $50,000, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Plan shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.

5.2 All determinations required to be made under this Section 5 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality in which the Executive incurs income taxes in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) within thirty (30) days following the date upon which the Executive provides written documentation that the related excise taxes have been remitted to the appropriate taxing authority (with the determination of the date of such payment made by the Company at its sole discretion); provided, that the Gross-Up Payment shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related excise taxes are remitted to the appropriate taxing authority (the “Required Gross-Up Payment Date”). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 5.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive as soon as administratively practicable following the date upon which the amount of the Underpayment is determined by the Accounting Firm (with the determination of the date of such payment made by the Company at its sole discretion), but in any event, no later than the Required Gross-Up Payment Date.

5.3 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. Without limitation on the foregoing provisions of this Section 5.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5.4 If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).

6.      OTHER DUTIES OF THE EXECUTIVE

6.1        The Executive shall devote substantially all of his working time to the business of the Company and during the Term shall not take, directly or indirectly, an active role in any other business without the prior written consent of the Company; but except as provided in Section 6.3, this Section shall not prevent the Executive from serving as a director of other entities not affiliated with the Company, from making real estate or other investments of a passive nature or from participating in the activities of a charitable organization where such participation does not adversely affect the Executive's ability to perform his duties under this Agreement.

6.2        The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 6.2 after the Term.

6.3        The Executive acknowledges that certain information pertaining to the business and operations of the Company such as strategic plans, product development, financial costs, pricing terms, sales data or new or developing business opportunities (“Confidential Information”), is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this Confidential Information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the term of this Agreement or following termination of his employment except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information except as required by law. The Executive will not make use of this Confidential Information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this Confidential Information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession will remain the property of the Company.

6.4        The Executive will not Compete with the Company (as hereinafter defined) at any time while he is employed by the Company. Except after a Change in Control or after non-renewal under Section 1.1, in the event of Termination Without Cause or Constructive Termination pursuant to Section 4.1, the Executive will not Compete with the Company for a period of two (2) years from the date of such termination. In the event of a termination after a Change in Control that gives rise to payments to Executive under Section 4.2, the Executive will not Compete with the Company for one (1) year from the date of termination. In the event of a Voluntary Termination in which the Executive only receives payment as defined under Section 4.3, or which follows a Company non-extension notice, there will be no restriction on the Executive's right to Compete with the Company after the date his employment terminates. For the purposes of this Section 6.4, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with, any HMO, managed care or health insurance business within a fifty (50) mile radius of any location where the Company or any subsidiary or affiliate of the Company conducts such business at the date of a termination of the Executive's employment; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6.4 may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6.4.

7.      INDEMNIFICATION OF EXECUTIVE

7.1        The Company shall indemnify the Executive and shall reimburse the Executive's expenses under the circumstances described, and to the maximum extent provided under the mandatory and the permissive indemnification and expense reimbursement provisions of Delaware law. The provisions of this Section 7.1 shall continue in full force and effect after Executive ceases to serve as an officer, director, employee or in any other capacity with the Company or any of its affiliates, and shall inure to the benefit of his heirs, executors or administrators.

8.      MISCELLANEOUS

8.1        This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

8.2        This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to specific a term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

8.3 This Agreement shall be deemed to conform to all requirements of the Securities and Exchange Act of 1934, as amended, and all requirements of the Internal Revenue Code of 1986, as amended, including but not limited to Sections 280G and 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s separation from service with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 8.3 shall be made in a lump sum on the first day of the seventh month following the Executive’s separation from service, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

8.4 Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

8.5 Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

8.6 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 This Employment Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Bethesda, Maryland, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by the binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

8.8 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission to the following:

(i)          If to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

(ii)         If to the Executive, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, or to the Executive’s primary home address on record with the company, or such other address as may have been furnished to the Company by the Executive in writing.

8.9 This Employment Agreement shall be binding on the parties' successors, heirs and assigns.

8.10 The terms of this Employment Agreement were developed consistent with current applicable tax laws and regulations. In the event there are any future changes to these laws and regulations affecting the terms of this Agreement and, as a result, either party hereunder is adversely impacted, both parties agree to cooperate to protect the current interests of each to the maximum extent possible.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COVENTRY HEALTH CARE, INC.	EXECUTIVE:

By: /s/ Dale B. Wolf	By: /s/ Shawn M. Guertin
Dale B. Wolf, CEO	Shawn M. Guertin